NEW CEO AT BANKWELL

New Canaan, CT – February 27, 2015 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) has announced that Christopher Gruseke has been appointed Chief Executive Officer and President of the Company. He has also been appointed as CEO of the Company's subsidiary, Bankwell Bank, and to the Board of Directors of the Company and Bank.  Mr. Gruseke was a founding investor and Director of Bankwell Financial Group's predecessors, BNC Financial Group, Inc., and The Bank of New Canaan, and re-joined Bankwell Financial Group earlier this year as Chief Strategic Officer.

Mr. Gruseke brings more than 25 years of capital markets, operations, sales and finance experience to his role at Bankwell Financial Group. Most recently, he was a member of the Executive Committee at CRT Capital, a Stamford, Connecticut-based broker/dealer. He also served as Co-Chief Operating Officer and a Member of the Board of Directors of Greenwich Capital Markets.

"Following an extensive CEO search, the Board has determined that Chris is uniquely qualified to meet the challenges and opportunities of this important role," notes Blake S. Drexler, Chairman of the Board of Bankwell Financial Group. "He is truly a champion for the customer," added Drexler, "and his broad-based skills, local knowledge, leadership and strategic vision will be invaluable as we move forward with the next phase of our growth." Mr. Drexler has given up his role as Executive Chairman with Mr. Gruseke's appointment, and will remain as Chairman of the Board of Directors.

Mr. Gruseke is a longtime resident of New Canaan, Connecticut, where he resides with his wife and three children. He earned a B.A. at Williams College and an M.S. from the Stern School of Business at New York University.

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties can contact Christopher Gruseke, CEO or Ernest J. Verrico, CFO of Bankwell Financial Group at (203) 972-3838.  More information can be found at www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.